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Exhibit 99.3

January 24, 2003

Board of Directors
Osmonics, Inc.
5951 Clearwater Drive
Minnetonka, MN 55343-8995

Re:
Registration Statement on Form S-4 of General Electric Company (File No. 333-10211)

Madame and Gentlemen:

Reference is made to our opinion letter, dated November 3, 2002, with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Osmonics, Inc. (the "Company") of the Stock Consideration and the Cash Consideration (as defined therein) to be received by the holders of Shares, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of November 3, 2002, among General Electric Company ("GE"), Oasis Acquisition, Inc., a wholly owned subsidiary of GE, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions "SUMMARY—Opinion of Goldman, Sachs & Co.," "THE MERGER—Background of the Merger," "THE MERGER—Recommendation of the Osmonics Board; Osmonics' Reasons for the Merger" and "THE MERGER—Opinion of Goldman, Sachs & Co." and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

(GOLDMAN, SACHS & CO.)

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  Exhibit 99.3